FOR IMMEDIATE RELEASE
Mary C. Jensen
Director of Investor Relations
(650) 849-1656

Essex Announces 2005 Fourth Quarter and Annual Earnings Results
Net Operating Income Increases 6.5 Percent For The Fourth Quarter

Palo Alto, California—February 8, 2006—Essex Property Trust, Inc. (NYSE:ESS), announces its fourth quarter and annual operating results for the three and twelve months ended December 31, 2005.

Net income available to common stockholders for the three months ended December 31, 2005, totaled $4.7 million, or $0.20 per diluted share compared to $32.0 million, or $1.38 per diluted share for the three months ended December 31, 2004. For the twelve months ended December 31, 2005, net income available to common stockholders totaled $77.8 million, or $3.32 per diluted share, compared to $77.7 million, or $3.36 per diluted share for the twelve months ended December 31, 2004.

Funds From Operations (FFO) for the three months ended December 31, 2005, totaled $25.1 million, or $0.98 per diluted share compared to $29.4 million, or $1.14 per diluted share for the three months ended December 31, 2004. For the twelve months ended December 31, 2005, FFO totaled $115.1 million, or $4.48 per diluted share, compared to $114.4 million, or $4.49 per diluted share for the twelve months ended December 31, 2004.

"We are pleased to report another quarter of strong operating results," said Keith Guericke, President and Chief Executive Officer. "Our markets continue to benefit from improved economic conditions, as well as the inherent benefits of our supply-constrained markets. Mr. Guericke continued, “Each of our markets produced over 5% revenue growth and same-property NOI growth for the Company’s portfolio increased 6.5% for the quarter - we anticipate that rental demand will continue to improve in 2006, leading to above-average growth.”

FFO is a supplemental financial measurement defined by the National Association of Real Estate Investment Trusts (NAREIT) to measure and compare operating performance of equity REITs. A reconciliation of FFO to net income (the most directly comparable measure in accordance with U.S. generally accepted accounting principles) as well as a more comprehensive definition of FFO, and explanation as to why Essex believes this is a useful measure of the Company’s operating performance, is located in this press release.

The Company’s fourth quarter results include the following items:

▪	A promote distribution in the amount of $1.0 million, resulting from the incentive distribution provisions of the Fund I agreement (included in FFO).

▪	An impairment loss in the amount of $1.3 million resulting from the write-down of a property in Houston, Texas (included in FFO), which was acquired in the merger with John M. Sachs, Inc.

▪	Pre-payment penalties and write-off of deferred charges in the amount of $1.6 million related to early termination of various mortgage notes payable (included in FFO).

FFO per diluted share for the quarter ended December 31, 2005 compared to the quarter ended December 31, 2004 was positively impacted by an increase in operating income of $0.22 per share. However, the results were offset by decreases of $0.11 in promote income, a $0.12 per share increase in other expenses (noted above), and $0.12 per share change in G&A expense and interest costs. Components of the change in FFO can be found on S-3 of the Company’s Supplemental Reporting Package.

Quarterly Results Summary

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2005	2004	Percent	2005	2004	Percent
			Change			Change
Property Revenues	$81,489	$73,728	10.5%	$316,340	$280,719	12.7%
Funds From Operations (FFO)	$25,052	$29,381	-14.7%	$115,090	$114,380	0.6%

Per Diluted Share:
Net Income Per Share	$0.20	$1.38	-85.5%	$3.32	$3.36	-1.2%
FFO Per Share	$0.98	$1.14	-14.0%	$4.48	$4.49	-0.2%

Portfolio Composition

The following table compares Essex’s regional concentrations for its multifamily portfolio as of December 31, 2005 and 2004, which includes all properties that are partially or wholly owned by the Company.

	As of December 31, 2005		As of December 31, 2004
	Number of Apartment Homes	%	Number of Apartment Homes	%
Southern California	13,382	50	13,479	54
San Francisco Bay Area	6,557	25	5,284	21
Seattle Metro. Area	5,471	21	4,776	19
Portland Metro. Area	875	3	875	4
Other	302	1	578	2
Total	26,587	100%	24,992	100%

Property Operations

The following operating results relate to the Company’s same-property portfolio, which excludes properties that do not have comparable results for the three months and twelve months ended December 31, 2005 and 2004. Comparable results may not be available for properties that have been recently developed or redeveloped and properties that have not been owned for the periods presented.

The table below illustrates the percentage change in same-property revenue, operating expenses, and net operating income for the three and twelve months ended December 31, 2005, compared to the three and twelve months ended December 31, 2004, for the Company’s multifamily properties:

	Quarter ended 12/31/05			Year Ended 12/31/05			2005 Original Guidance
	Rev.	Ops. Exp.	NOI	Rev.	Ops. Exp.	NOI	Rev.	Ops. Exp.	NOI
Southern California	5.9%	7.3%	5.2%	5.3%	4.4%	5.7%	3.3%	2.4%	3.8%
Northern California	5.9%	2.3%	7.8%	1.9%	1.8%	1.9%	1.0%	3.9%	-0.3%
Pacific Northwest	5.3%	-1.2%	9.2%	3.3%	1.1%	4.6%	1.8%	3.6%	0.9%
Same Prop. Avg.	5.8%	4.3%	6.5%	4.1%	3.0%	4.6%	2.5%	3.0%	2.3%

A breakdown of the same-property financial occupancies for Essex’s multifamily properties is as follows:

	For the Quarter Ended
	12/31/2005	9/30/2005	12/31/2004
Southern California	97.1%	97.2%	96.5%
San Francisco Bay Area	96.9%	97.3%	95.2%
Pacific Northwest	96.5%	97.3%	95.4%
Same-Property Average	96.9%	97.3%	95.9%

A breakdown of same-property concessions for Essex’s multifamily properties is as follows:

	For the Quarter Ended (in thousands)
	12/31/05	09/30/05	12/31/04
Southern California	$68.5	$121.2	$108.8
San Francisco Bay Area	26.5	76.5	168.6
Pacific Northwest	63.6	97.1	103.1
Same-Property Total	$158.6	$294.8	$380.5

Concessions for the Company’s consolidated portfolio were $324.6 for the quarter ended December 31, 2005, compared to $422.6 for the quarter ended September 30, 2005, and $735.9 for the quarter ended December 31, 2004. Average same-property concessions totaled $70 per turn for the quarter ended December 31, 2005, compared to $102 per turn for the quarter ended September 30, 2005, and $254 per turn for the quarter ended December 31, 2004.

The following is the sequential percentage change in same-property revenues and expenses for the three months ended December 31, 2005 versus the three months ended September 30, 2005:

	Q4 vs. Q3 2005
	Revenues	Expenses
Southern California	1.4%	3.0%
San Francisco Bay Area	1.3%	5.7%
Pacific Northwest	0.6%	-3.2%
Same-Property Average	1.2%	2.2%

Acquisitions

No acquisitions were made during the quarter. (Fund II activities can be seen in a separate section below.)

Subsequent to December 31, 2005, the Company acquired CBC and Chimney Sweep Apartments, aggregating 239 units, located in Isla Vista, California, which is adjacent to Santa Barbara, California for approximately $57.1 million.

Dispositions

No dispositions occurred during the quarter. However, the Company continues to evaluate the sale of select apartment communities to condominium conversion buyers.

Subsequent to December 31, 2005, the Company sold Casa Tiera and Vista Capri-East for $7.0 million.

Development

During the fourth quarter, the Company had three development projects in various stages of construction with combined estimated costs of $133.7 million.

•
Northwest Gateway is a proposed 5-story apartment building aggregating 275 apartment homes, which is located in downtown Los Angeles. Upon completion, the luxury apartment community will offer 220 market-rate units and 55 affordable-rate units. The project is a joint venture between Essex and Meta Housing Corporation, which has obtained $47.0 million of tax-exempt bond financing, and will be drawn to fund future construction costs. Subsequent to December 31, 2005, the Company has renegotiated its joint venture agreement with Meta Housing Corp., and Essex now owns a 100% interest in the project.

•
Moorpark is a proposed 200-unit, Mediterranean-style apartment building, located in Moorpark, California.  The site is adjacent to City Hall and is approximately a three-minute walk to the town center area and the Metrolink train station, which provides direct access to the greater Los Angeles basin and downtown employment areas. Upon completion, this apartment community will offer a combination of three story garden-style apartment homes with attached garages as well as three-story podium buildings with covered garage parking. Construction is anticipated to begin in the second quarter of 2006.

•
Tuscana is a 30-unit, townhouse-style community, located in Tracy, California, which is owned by a taxable REIT subsidiary (TRS). Upon completion, this community will offer a combination of two and three story townhouses. Construction commenced during the first quarter of 2006.

The Company’s development pipeline and stabilization assumptions can be found in the Company’s current Supplemental Financial Reporting Package, on the “Development Communities” page, which is available at www.essexpropertytrust.com.

Redevelopment

The Company defines redevelopment communities as existing properties owned or recently acquired, which have been targeted for additional investment by the Company with the expectation of increased financial returns through property improvement. Redevelopment communities typically have apartment units that are not available for rent and, as a result, may have less than stabilized operations. As of December 31, 2005, the Company had ownership interests in six redevelopment communities aggregating 1,450 apartment units with estimated redevelopment costs of $36.8 million, of which approximately $23.5 million remains to be expended. These amounts exclude redevelopment projects owned by the Essex Apartment Value Fund II, L.P.

▪
Kings Road -- a 196-unit apartment community located in Los Angeles, California, built in 1971 and purchased by Essex in 1997. The property's leasing office, clubroom and a new fitness center are complete. Interior renovations of apartment units include new cabinetry, flooring, appliances and fixtures. Most of the interiors have been renovated - the remaining units will be upgraded as they become vacant in the normal course of turnover. Subject to expected turnover, the project will be completed during the fourth quarter of 2006.

▪
Mira Woods -- a 355-unit apartment community located in Mira Mesa, California (San Diego County), built in 1982, and acquired by Essex in 2002. Exterior enhancements to the building's façade and common hallways are complete. The existing leasing office and fitness center are anticipated to be remodeled, and carports are being built where open parking currently exists. Common area renovations are expected to be finished in early 2006. Unit interior renovations include upgraded appliances, fixtures, flooring, kitchen cabinets, and resurfaced countertops.

▪
Palisades -- a 192-unit apartment community located in Bellevue, Washington, built in 1977, and acquired by Essex in 1990. As part of phase I, renovations to the property’s exteriors, roof and outside amenities are complete. The Company has begun phase II of the unit interiors, which will include upgraded countertops, flooring, kitchen cabinets, upgraded appliances, fixtures. Subject to turnover rates, are estimated to be completed in the fourth quarter of 2006.

Redevelopment Cont’d
▪
Avondale at Warner Center -- a 446-unit apartment community located in Woodland Hills, California, built in 1970, and acquired by Essex in 1999. Upgrades to the current leasing office are complete. Common area hallway improvements are currently in progress and include new entry doors, carpeting, lighting, as well as elevator upgrades. The second part of this project includes interior renovations, which include cabinet re-facing, countertop replacements, upgraded kitchen appliances, flooring, electrical fixtures and new plumbing. Walk-in closets will be upgraded with mirrored doors and built-in closet organizers. Unit interiors will be upgraded as they become vacant in the normal course of turnover. Subject to expected turnover, the project will be completed during the fourth quarter of 2007.

▪
Bridle Trails -- a 108-unit apartment community located in Kirkland, Washington, built in 1986, and acquired by Essex in 1997. During the quarter, common area upgrades commenced, and include the renovation of the existing leasing office and addition of a new fitness center. The exterior upgrades are estimated to be completed during first half of 2006. Interior renovations will include cabinet re-facing, countertop replacements, upgraded kitchen appliances, flooring, electrical fixtures and new plumbing. Framing and roofs have been completed on two of the buildings where the Company is adding 16 additional units. These units will be comprised of four, 1-bedroom, 1-bath units, totaling approximately 750 square feet each, and twelve, 2-bedroom, 2-bath units totaling approximately 1,000 square feet each. The anticipated delivery date of the new units is scheduled for the first half of 2006.

▪
Sammamish View -- a 153-unit apartment community located in Bellevue, Washington. It was constructed in 1986 and acquired by Essex it in 1994. Renovation initiatives commenced during the quarter to upgrade the leasing office/clubhouse and unit interiors. Apartment interior upgrades will include cabinet re-facing, countertop replacements, upgraded kitchen appliances, flooring and electrical fixtures. Leasing office/clubhouse renovations will include a new state-of-the-art fitness center and media room. This project is scheduled to be complete in early 2007.

Financing Activities

During October and November 2005, the Company’s operating partnership, Essex Portfolio, L.P., raised $225 million from the sale of exchangeable senior notes (the “Notes”) with a coupon of 3.625% due 2025.

On or after November 1, 2020, the notes will be exchangeable at the option of the holder into cash and, in certain circumstances at Essex’s option, shares of Company’s common stock at an initial exchange price of $103.25 per share subject to certain adjustments. The notes will also be exchangeable prior to November 1, 2020, but only upon the occurrence of certain specified events. On or after November 4, 2010, the operating partnership may redeem all or a portion of the notes at a redemption price equal to the principal amount plus accrued and unpaid interest. Upon redemption, if the Company’s common stock price exceeds the exchange price, it will issue shares of common stock as additional interest. Note holders may require the operating partnership to repurchase all or a portion of the notes at a purchase price equal to the principal amount plus accrued and unpaid interest (including additional interest, if any), on the notes on November 1, 2010, November 1, 2015 and November 1, 2020.

With the proceeds from the sale of the exchangeable senior notes, the Company repurchased $25 million in common stock and paid down $135 million on the outstanding lines of credit. During the quarter, the Company paid-off ten mortgage notes payable totaling $89 million with fixed rates ranging from 6.5% to 7.9%.

The Company originated two new mortgage notes payable totaling $35 million with fixed rates of 5.5% and 5.6%.

Essex Apartment Value Fund II, L.P.

Essex and several institutional partners formed the Essex Apartment Value Fund II, L.P. (“Fund II”) to broaden the Company’s capital alternatives. The Company’s co-investment activities enhance its financial flexibility by providing an alternative source of capital to fund new acquisition and development transactions. Listed below are the Fund II activities that occurred during the quarter.

On December 23, 2005, Fund II acquired The Enclave Apartments, a 637-unit apartment community located in San Jose, California for $127.0 million. Approximately $83.2 million in debt was assumed by Fund II in connection with the transaction.

Other Company Information

Essex's total market capitalization as of December 31, 2005 was approximately $3.9 billion. A detailed calculation of such market capitalization is included in the Company’s supplemental financial information, which can be obtained from the Company’s web site. The Company’s mortgage notes payable had an average maturity of 8.7 years and an average interest rate of 5.9 percent. As of December 31, 2005, the Company’s debt-to-total-market-capitalization ratio was 35.1 percent.

On December 8, 2005, the Company’s Board of Directors declared a regular quarterly cash dividend of $.81 per common share, payable January 13, 2006, to shareholders of record as of December 31, 2005. On an annualized basis, the dividend represents a distribution of $3.24 per common share.

In addition, the Board of Directors declared a quarterly distribution of $0.48828 per share, which represents an annual distribution of $1.9531 per share, on its 7.8125% Series F Cumulative Redeemable Preferred Shares. Distributions are payable on March 1, 2006 to shareholders of record as of February 14, 2006. Shares of the Series F Preferred Stock can be traded Over The Counter (OTC) under ticker symbol ESS-FP.

Guidance

On December 23, 2005, the Company released its FFO guidance for 2006, and based on the assumptions disclosed in that press release, the Company's estimated range of EPS and FFO per diluted share is as follows:

	Earnings Per Diluted Share ($)	FFO Per Diluted Share ($)
1Q-06	0.27 - 0.31	1.06 - 1.10
2Q-06	0.32 - 0.36	1.12 - 1.16
3Q-06	0.52 - 0.58	1.18 - 1.24
4Q-06	0.52 - 0.58	1.29 - 1.35
FY-06	1.63 - 1.83	4.65 - 4.85

Conference Call with Management

The Company will host an earnings conference call with management on Wednesday, February 9, 2006, at 10:00 a.m. PST - 1:00 p.m. EST, which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (800) 811-0667 - a pass code is not required.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the third quarter earnings link. To access the replay digitally, dial (888) 203-1112 using the passcode, 322246. If you are unable to access the information via the Company’s Web site, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Company Profile

Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast communities. Essex currently has ownership interests in 126 multifamily properties (26,760 units), and has 505 units in various stages of development.

This press release and accompanying supplemental financial information will be filed electronically on Form
8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations
Funds from Operations, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITS for non-cash charges such as depreciation and amortization of rental properties, gains/ losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (GAAP) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of Funds from Operations to all periods presented, however, Funds from Operations as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Funds from operations
Net income (1)	$5,213	$32,513	$79,716	$79,693
Adjustments:
Depreciation and amortization	20,033	18,228	79,978	71,656
Co-investments (2)	685	685	1,188	2,501
Gain on sale of real estate	-	-	-5,000	-7,909
Gain on sale of real estate – discontinued operations	-	-	-29,219	-
Gain on sale of co-investment activities, net	-1,032	-25,173	-18,116	-39,242
Minority interests	641	3,404	8,348	8,365
Depreciation – discontinued operations	-	212	148	1,268
Dividends to preferred stockholders – Series F	-488	-488	-1,953	-1,952
Funds from operations	$25,052	$29,381	$115,090	$114,380

(1)
Net income does not include the possible impact, if any, of the Company’s adoption of FIN 47 “Accounting for Conditional Asset Retirement Obligations” for the quarter ended December 31, 2005.  The effect of adoption, which would be presented as a cumulative effect of change in accounting principle, may reduce net income and earnings per share; however it has no impact on FFO.

(2)	Amount includes the following: (i) depreciation addback for Fund II assets and minority interests, (ii) joint venture NOI, and (iii) City Heights land lease income not recognized for GAAP.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding 2006 earnings per share and 2006 FFO per share estimates, trends in apartment fundamentals, future improvements in our operating results and our same store results, anticipated timing and costs of the completion and stabilization of property developments and redevelopments, the Company’s projected development projects in 2006, potential sales of our properties to condominium conversion buyers, and future construction costs. The Company's actual results may differ materially from those projected in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development and redevelopment projects, unexpected difficulties in leasing of development and redevelopment projects, total costs of renovation and development investments exceeding our projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). All forward-looking statements are made as of today, and the Company assumes no obligation to update this information. For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-K for the year ended December 31, 2005.